UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2004

LARGE SCALE BIOLOGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31275	77-0154648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Vaca Valley Parkway, Vacaville, California 95688

(Address of principal executive offices and zip code)

(707) 446-5501

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The following disclosure of the Company’s receipt of a notice from Nasdaq on Form 8-K is mandated by new disclosure requirements that went into effect on August 23, 2004:

On September 14, 2004, Large Scale Biology Corporation (the “Company”) received notice from the staff of the Nasdaq Stock Market (“Nasdaq”) that the Company no longer complies with the independent director and audit committee composition requirements set forth in Marketplace Rule 4350(c)(1) and 4350(d)(2)(A), each of which are requirements for continued listing on the Nasdaq National Market, because of the recent death of one of the members of the Company’s board of directors, Marvyn Carton, on September 7, 2004.

Marketplace Rule 4350(c)(1) and 4350(d)(4) provide, and Nasdaq has afforded, the Company a cure period in which to regain compliance, which ends on the earlier of September 7, 2005 or the 2005 annual meeting of stockholders of the Company. The Company’s common stock will continue to be listed on the Nasdaq National Market during this cure period.

The Company will seek to regain compliance within this cure period by having its board of directors appoint an independent director to fill the vacancy created by the death of Mr. Carton. However, specific actions in response to this notice have not yet been determined because of the sudden nature Mr. Carton’s departure. Nasdaq has advised the Company that it must submit to Nasdaq documentation, including biographies of any proposed directors, evidencing compliance with the Marketplace Rules no later than the last day of the cure period. Should the Company not regain compliance within the cure period, Nasdaq has indicated that the Company’s common stock would be delisted from the Nasdaq National Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Large Scale Biology Corporation

Date: September 17, 2004	By:	/s/ MICHAEL D. CENTRON
Michael D. Centron
Vice President, Finance and Administration